Consolidated Financial Statements

Three months ended September 30, 2004

(Unaudited – Prepared by Management)

CREW GOLD CORPORATION

Consolidated Balance Sheet

(Expressed in thousands of US dollars, except per share amounts)

(Unaudited – prepared by management)

September 30, 2004

June 30, 2004

ASSETS

CURRENT

Cash

$

            629

$              1994

Accounts receivable

         3,891

                  216

Prepaid expenses

           302

                  769

Inventories

        4,159

               3,547

Due from Metorex Limited

           421

                  399

Investment in Metorex Limited

        1,080

               1,619

Investment in Asia Pacific Resources

           -

                    42

     10,482

               8,586

NALUNAQ PROPERTY, PLANT AND EQUIPMENT (Note 3)

     54,851

              53,454

INVESTMENT IN AND ADVANCES TO BARBERTON MINES LTD

      6,744

                7,144

OTHER MINERAL PROPERTY INTERESTS (Note 4)

      3,428

                3,308

OTHER ASSETS

      1,923

                1,884

$

    77,428

$            74,376

LIABILITIES

CURRENT

Accounts payable and accrued liabilities

    10,190

                 7,648

    10,190

                 7,648

REHABILITATION PROVISION

         542

                    574

CONVERTIBLE BONDS

    14,123

               14,048

FUTURE INCOME TAXES

      2,481

                 2,481

NON-CONTROLLING INTEREST

      3,003

                 2,855

    30,339

               27,606

SHAREHOLDERS’ EQUITY

Share capital (note 5)

   116,671

             116,467

Equity component of convertible bonds`

          489

                    553

Share purchase warrants

          540

                    404

Contributed surplus

          491

                    176

Deficit

   (72,581)

              (72,105)

Cumulative translation adjustment

      1,479

                 1,275

    47,089

                46,770

$

    77,428

                74,376

CONTINUING OPERATIONS (NOTE 1), SUBSEQUENT EVENTS (NOTE 7)

ON BEHALF OF THE BOARD

Signed

“Jan Vestrum”

, Director

Signed

“Cameron G. Belsher”

, Director

CREW GOLD CORPORATION

Consolidated Statements of Loss and Deficit

(Expressed in thousands of US dollars, except per share amounts)

Unaudited – prepared by management)

Three months

         ended September

Three months ended

         30, 2004

 September 30, 2003

MINERAL SALES

$

            7,685

$

      -

DIRECT COSTS OF MINERAL SALES

           (4,713)

                    -

AMORTIZATION

           (1,170)

                    -

             1,802

                    -

EXPENSES

Administration, office and general

$

           (1,503)

                         (944)

Professional fees

              (133)

                         (110)

           (1,636)

                      (1,054)

OTHER INCOME (EXPENSES)

Equity (loss) earnings from investment in Barberton Mines Ltd.              (10)

                            245

Gain (loss) on investment in Metorex Limited

                 60

                               -

Gain (loss) on geothermal asset

                   -

                            982

Interest and finance charges

             (632)

                            (94)

Stock option expense (Note 2 (e))

               (60)

                          (120)

Interest and other income, net

              148

                            192

             (494)

                         1,205

(LOSS) PROFIT BEFORE PROVISION FOR INCOME TAXES AND

NON-CONTROLLING INTEREST

             (328)

                            151

PROVISION FOR INCOME TAXES

               -

                              -

(LOSS) PROFIT BEFORE NON-CONTROLLING INTEREST

             (328)

                            151

NON-CONTROLLING INTEREST

             (148)

                              10

NET (LOSS) PROFIT

             (476)

                            161

DEFICIT, BEGINNING OF PERIOD

        (72,105)

                      (69,245)

DEFICIT, END OF PERIOD

$

        (72,581)

                      (69,084)

PROFIT PER SHARE – BASIC AND DILUTED

$

            (0.00)

                           0.00

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING

 143,741,238

              138,664,295

CREW GOLD CORPORATION

Consolidated Statements of Cash Flows

(Expressed in thousands of US dollars)

(Unaudited – prepared by management)

         September 30, 2004

         September 30, 2003

OPERATING ACTIVITIES

Net (loss) profit

$

                   (476)

 $                                 281

Add (deduct) items not affecting cash:

   Amortization

                 1,170

                                     13

   Equity earnings from investment in Barberton Mines Limited                      10

                                  (245)

   (Gain) loss on investment in Metorex Limited

                     (60)

                                    (12)

   (Gain) loss on sale of investment in Asia Pacific

                     (18)

                                      -

   Stock option expense

                      60

                                   120

   Non-controlling interest

                    148

                                    (10)

   Other

                      20

Change in non-cash operating working capital items

               (1,235)

                                  (434)

$

                  (381)                                    (287)

FINANCING ACTIVITIES

Net proceeds on convertible bonds

                       -

                              15,284

Repayments of amount due from Metorex Limited

                      22

                                    -

                      22

                              15,284

INVESTING ACTIVITIES

Proceeds on disposal of investment in Metorex Limited

                    600

                                   337

Proceeds on disposal of investment in Asia Pacific Resources Limited           60

                                     -

Expenditures on Nalunaq property, plant and equipment

                (2,548)

                               (4,763)

Security deposit for mine closure costs

                      -

                                      -

Expenditures on other mineral property interests

                   (120)

                                  (276)

Other

                 1,002

                                    (25)

               (1,006)

                               (4,725)

NET CASH (OUTFLOW) INFLOW

               (1,365)

                              10,272

CASH POSITION, BEGINNING OF PERIOD

                1,994

                                4,974

CASH POSITION, END OF PERIOD

                  629

                               15,245

CREW GOLD CORPORATION

Notes to the Interim Consolidated Financial Statements

For the three months ended September 30, 2004

(Expressed in thousands of US dollars, except per share amounts)

(Unaudited – prepared by management)

1.

Description of Business and Nature of Operations

Crew Gold Corporation (“Crew” or the “Company”) is an international mining company focused on identifying, acquiring and developing resource projects world-wide.  At present, Crew operates a high-grade gold mining operation in Greenland and controls development projects in Greenland, Norway, Ghana and the Philippines.  The Company’s shares are traded on the Toronto, Oslo and Frankfurt Stock Exchanges and on the over the counter market in the United States.

2.

Significant Accounting Policies and Basis of Presentation

(a)  Basis of presentation

These unaudited interim consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles for interim financial information and they follow the same accounting policies and methods of application as the audited consolidated financial statements of the Company for the year ended June 30, 2004, except as noted below. These financial statements do not include all of the disclosure required by Canadian GAAP for annual financial statements and should be read in conjunction with the notes to the Company’s audited financial statements for the year ended June 30, 2004.

In management’s opinion, all adjustments considered necessary for fair presentation have been included in these statements.

The consolidated financial statements include the accounts of the Company and all of its subsidiaries. The principal subsidiaries of the Company as at September 30, 2004 are as follows:

Subsidiary

% interest

Nalunaq Gold Mine A/S (Greenland) (“Nalunaq”)

82.5%

Crew Minerals AS (formerly Crew Norway AS)

100%

Hwini-Butre Minerals Ltd. (Ghana)

100%

(a)

Functional Currency

Effective July 1, 2004 the Company changed its functional currency from the Canadian (CAD”) dollar to the United States (“US”) dollar.  The change was necessary due to the fact that during the quarter ended September 30, 2004 the Nalunaq Gold Mine completed its development and commenced its commercial mining operations.  Revenues and direct costs for the Nalunaq Mine are now principally denominated in U.S. dollars.  Accordingly, the Company considered the results for the Group would be more fairly reflected by adopting the U.S. dollar as its functional currency.  The Company also adopted the U.S dollar as its reporting currency.

The comparative numbers for the three months ended September 30, 2003, including supplementary information were translated using the current method of translation.  Under this method, the income statement and the cash flow statement items were translated into the reporting currency using the rates in effect at the date of the transactions, effectively the exchange rate for the period of U.S. $1.00 = CAD $1.3794.  Assets and liabilities were translated at period end rates of U.S $1.00 = CAD $1.3453.  All resulting exchange differences are reported as cumulative translation adjustments as a separate component of shareholders’ equity.

CREW GOLD CORPORATION

Notes to the Interim Consolidated Financial Statements

For the three months ended September 30, 2004

(Expressed in thousands of US dollars, except per share amounts)

(Unaudited – prepared by management)

2.

Significant Accounting Policies and Basis of Presentation (continued)

( c)   Revenue recognition

Revenue from mineral sales is based on the value of minerals sold, excluding value added tax, and is recognized at the time that mineral ore is delivered to the customer, title and risks of ownership have passed, collection is reasonably assured and the price is reasonably determinable.

Revenue from the sale of metals may be subject to adjustment upon final settlement of estimated metal prices, weights and assays. Adjustments to revenue for metal prices are recorded monthly and other adjustments are recorded on final settlement.

(d)   Provision  for reclamation and closure

Effective July 1, 2003 the Company adopted the standard of the CICA handbook, Asset Retirement Obligations, which requires that the fair value of liabilities for asset retirement obligations be recognised in the period in which they are incurred. A corresponding increase to the carrying amount of the related assets is generally recorded and depreciated over the life of the asset. The amount of the liability is subject to re-measurement at each reporting period. This differs from the prior practice that involved accruing for the estimated reclamation and closure liability through charges to income on a unit-of-production basis over the estimated life of the mine.  The effect of this charge was to record a reclamation liability and related asset in the amount of $485,000 at July 1, 2003. There was no material impact on the Company’s consolidated net loss or opening deficit.

(e)     Stock options

Effective July 1, 2003 the Company adopted the new recommendations of the CICA Handbook Section 3870, “Stock-based Compensation and Other Stock-based Payments”.   Under the amended standards of this Section, the fair value of all stock-based awards granted are estimated using the Black-Scholes model and are recorded in operations over their vesting periods. The compensation cost related to stock options granted after July 1, 2003 is recorded in operations.

Previously, the Company provided note disclosure of pro forma net earnings and pro forma earnings per share as if the fair value based method had been used to account for share purchase options granted to employees, directors and officers after July 1, 2003. The amended recommendations have been applied prospectively from July 1, 2003 without restatement of prior periods

Stock-based compensation expense is determined using an option pricing model assuming no dividends are to be paid, a weighted average volatility of the Company’s share price of 67% (2003-66%), an annual risk free interest rate of 3% (2003-3.9%) and expected lives of three years (2003-one or five years).

(f)     Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results may differ from those estimates.

CREW GOLD CORPORATION

Notes to the Interim Consolidated Financial Statements

For the three months ended September 30, 2004

(Expressed in thousands of US dollars, except per share amounts)

(Unaudited – prepared by management)

3.

Nalunaq Mineral Property Interest

The following table shows the continuity of the Nalunaq mineral property interest:

September 30,

               2004

June 30, 2004

Balance, beginning of period

$

           53,454

$         33,550

Movements in the period

Expenditures incurred during the period

             2,956

           23,416

Amounts recovered from the stockpile

           (1,234)

           (5,364)

Costs of processing and shipping stockpile

               826

             1,852

Net movement

            2,548

           19,904

Amortization and depreciation

$

          (1,151)

                 -

Balance, end of period

$

         54,851

           53,454

The components of the Nalunaq mineral property, plant and equipment are as follows:

September 30, 2004

June 30, 2004

Accumulated

Cost and Net

 Cost and Net

Cost

Amortization

             Book                    Book

            Value                   Value

Mine assets:

Buildings, Plant

   and Equipment

$       14,599

$            (470)

$        14,129

$        13,810

Mining Property

   and Development Cost

        41,404

              (682)

         40,722

          39,643

Total Nalunaq Property

Plant and Equipment

     $ 56,003

$         (1,152)

$      54,851

$        53,454

CREW GOLD CORPORATION

Notes to the Interim Consolidated Financial Statements

For the three months ended September 30, 2004

(Expressed in thousands of US dollars, except per share amounts)

(Unaudited – prepared by management)

4.

Other Mineral Property Interests

The Hwini-Butre gold concession (the “HB Gold Concession”) is a gold exploration project in south-western Ghana. Hwini-Butre Minerals Ltd. (“HBM”), a 100%-owned Ghanaian subsidiary of Crew Development Corporation, owns 51% of the HB Gold Concession while the operator, St. Jude Resources Ltd (“St Jude”) (TSX Venture Exchange: SJD), owns 49% of the HB Gold Concession.

During the year ended June 30, 2004, a judgement relating to a legal dispute instituted by HBM to finalize certain title disputes was unexpectedly issued against HBM. The judgement was appealed immediately to the Court of Appeal.

Management believes the judgement to be in error and will pursue vigourously an appeal.  Management believes an appeal will be successful and consequently no impairment provision has been made against the carrying value of the Hwini-Butre gold concession.  At September 30, 2004 the carrying value of this investment was $2.4 million.

CREW GOLD CORPORATION

Notes to the Interim Consolidated Financial Statements

For the three months ended September 30, 2004

(Expressed in thousands of US dollars, except per share amounts)

(Unaudited – prepared by management)

5.

Share Capital

(a)

On July 5, 2004, 416,667 ordinary shares were issued following conversion from convertible bonds.  The shares were issued for a consideration of $0.49 each.

Details of changes in the issued share capital since June 30, 2004 are as follow:

Number of

Share Capital

       shares

              Amount

Balance at 30 June 2004

            151,119,849

      $116,467,141

Issued during the period:

Issued on conversion of convertible bonds

                  416,667

               204,167

Balance September 30, 2004

         151,536,516

     $116,671,308

(a)

Share options:

Share options outstanding at September 30, 2004 are as follows:

      Number of

   Weighted

Share Options

     Expiry

    Average

   Outstanding

       Date

Exercise Price

2,000,000

March 6, 2007

$

0.30

1,500,000

October 24, 2004

0.67

   500,000

November 2, 2004

0.25

   680,000

June 26, 2005

0.99

   500,000

July 22, 2008

0.31

   200,000

August 12, 2008

0.41

   500,000

September 2, 2008

0.62

   525,000

October 23, 2008

0.63

   500,000

March 10, 2009

0.89

6,905,000

$

0.54

There have been no movements on share options since June 30, 2004.

CREW GOLD CORPORATION

Notes to the Interim Consolidated Financial Statements

For the three months ended September 30, 2004

(Expressed in thousands of US dollars, except per share amounts)

(Unaudited – prepared by management)

6.

Segmented Information

The Company manages its commercial mining operations by the type of commodity produced.  Following the commencement of mining at Nalunaq in May 2004, management considers the company operates in two particular segments.  These are Gold Mining and Exploration and Development of gold concessions and other mineral properties

Segment information for the period ended September 30, 2004 and the year ended June 30, 2004 is as follows:

(a)

Profit by activity

Period ended September 30, 2004

Exploration

Gold

       and

Corporate

             Mining

Development

    Items

   Total

Sales

7,685

         -

  7,685

Cost of sales

             (4,713)

         -

 (4,713)

Depreciation and Depletion

             (1,151)

           (19)

 (1,170)

Interest and finance charges

                 (74)

         (558)

    (632)

Other administration, office and

  general expenses

               (864)

-

         (639)

 (1,503)

Professional fees

                 (21)

-

         (112)

    (133)

Other corporate items

           -

-

          138

     138

Non controlling interest

           -

-

         -

      -

(Loss) before tax

                 862

-

       (1,190)

   (328)

Additions to capital assets

              3,076

-

          -

  3,076

Period ended September 30, 2003

Exploration

Gold

       and

Corporate

             Mining

Development

    Items

   Total

Depreciation and Depletion

                    -

           -

        -

Interest and finance charges

                    -

          (94)

      (94)

Other administration, office and

  general expenses

                    -

-

         (944)

    (944)

Professional fees

                    -

-

         (110)

    (110)

Other corporate items

                    -

-

       1,299

  1 299

Non controlling interest

                    -

-

         -

      -

(Loss) before tax

                     -

-

          151

     151

Additions to capital assets

       4,757

          -

  4,757

CREW GOLD CORPORATION

Notes to the Interim Consolidated Financial Statements

For the three months ended September 30, 2004

(Expressed in thousands of US dollars, except per share amounts)

(Unaudited – prepared by management)

1.

Segmented Information (Continued)

(b)

Profit by geographical segment

September 30, 2004

September 30, 2003

Greenland

$

             862

$

              -

Africa

                 -

              -

Europe

                 -

              -

Philippines

           (240)

              -

Corporate

           (356)

              151

$

           266

              151

(c)

Capital assets by activity

September 30, 2004

June 30, 2004

Gold Mining

$

        54,851

$         53,454

Exploration and development

         3,428

             3,308

Corporate

             65

                  55

$

     58,344

$         56,817

(d)

Capital assets by geographical segment

September 30, 2004

September 30, 2003

Greenland

$

        55,769

$

       54,363

Africa

          2,390

         2,390

Europe

               65

              51

Philippines

            120

              13

Canada

                -

                 -

$

       58,344

        56,817

CREW GOLD CORPORATION

Notes to the Interim Consolidated Financial Statements

For the three months ended September 30, 2004

(Expressed in thousands of US dollars, except per share amounts)

(Unaudited – prepared by management)

7.

Subsequent events

On October 27, 2004, the Company issued through a private placement a NOK 150 million ($23.4 million) five-year Senior Unsecured Bond Issue.  The bonds were issued in denominations of NOK 500,000 and rank pari passu.  The bonds bear a fixed interest rate of 9.5% payable semi-annually in arrears.  The loan was drawn down on October 27, 2004 will run without installments and mature in whole on October 27, 2009.  The Company may redeem the loan, wholly or partially on October 27, 2007 at a price of 103.0% of the par value or on October 27, 2008 at 101.5% of the par value.

On October 24th 2003 Crew granted 1.5 million warrants to Directors for a total cash consideration of $80,000. Maturity was October 24th 2004 at a strike price of $0.67 per share. The Directors exercised these warrants on October 24, 2004.

After the period-end a further 22.250,000 ordinary shares were issued following conversion of convertible bond loans (issued on September 8, 2003) totalling NOK 80.1 million ($11.8 million).

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

INTRODUCTION

This managements’ discussion and analysis (“MD&A”) provides detailed analysis of the financial condition and results of the operations of Crew Gold Corporation (the “Company”) and compares its results for the three months ended September 30, 2004 with the previous year.  The MD&A should be read in conjunction with the Company’s Unaudited Consolidated Financial Statements for the three months ended September 30, 2004 as well as the Company’s Audited Consolidated Financial Statements for the year ended June 30, 2004 and the notes thereto.  These have been prepared in accordance with generally accepted accounting principles in Canada.  All figures are in US dollars unless otherwise stated.

The effective date of this MD&A is November 12, 2004.

FORWARD LOOKING STATEMENTS

Certain information and statements in this discussion contain forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors. Actual outcomes and results may differ materially from those expressed in such forward-looking statements. Furthermore, a forward-looking statement speaks only as of that date on which such statement is made. The Company assumes no obligation to update or review them to reflect new events or circumstances.

QUARTER ONE HIGHLIGHTS:

Commencement of production mining at Nalunaq and first production revenues recorded

Nalunaq recording profits of $0.9 million

Group EBITDA of $1.3 million

New licenses in Greenland

Next shipment of Nalunaq Ore on target (November 15)

Finalization of Bond Issue raising $23.4 million (October 27)

Conversion of existing convertible bonds (October 27)

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

OVERVIEW

Crew is pleased to report that initial production at Nalunaq has assisted in producing Group EBITDA for the quarter of  $1.3 million.  Nalunaq Gold Mine contributed to the Group result with a net profit of $0.9 million for the period.

Gross gold sales for the period were $9.9 million. The cash costs during this period were $259 per oz, including milling and processing costs, which is in line with expectations during this initial phase of the ramp up to full production.  As stable production of 420-450 t/d has been established and the complete mine infrastructure has been finalized, the Company expects to reach its target cash cost of $180-$200 ounce during 2005.

The first shipment of production ore left Greenland on August 12, 2004.  In total 40,000 tonnes were shipped.  Approximately 9,000 tonnes of the shipment during the quarter included stockpiled ore produced before commercial production commenced. Proceeds from this ore were offset against the carrying value of Nalunaq on the balance sheet and therefore, not recorded as turnover. Furthermore, according to Canadian GAAP the stated turnover is after deducting milling and refining costs of $1.1 million. Therefore, according to Canadian GAAP, the reported turnover for the period is $7.7 million.

The Company would like to emphasize that Nalunaq Gold Mine (NGM) has no external debt other than normal trade debt and debt to its shareholders, Crew Gold Corp and Nunaminerals. Going forward, assuming present production rates, grades and cash costs, Nalunaq Gold Mine will generate strong cash flow that, with the exception of working capital needs for the Mine, will be distributed to shareholders.

Since the end of the quarter, ore production at Nalunaq has continued to progress well and the emphasis has been on reducing dilution.  This is expected to give improved grades. In addition, specialized equipment has been ordered to enable a more effective cleaning of mined areas, thereby achieving better total recoveries.  The results of this and the benefits of the mine operating at full production capacity should be reflected in subsequent quarters’ results.

During the quarter the Company was awarded further new licences in Greenland. The Company’s view is further strengthened that South Greenland represents a promising new gold region, and that the licenses Crew holds alone and with its partner, could represent a major opportunity for the Company. With more than 10 years presence, detailed knowledge about Greenland and its geology, one mine in production and a second in production by next year, excellent relations with the authorities and large license areas, Crew holds a unique position in Greenland that we are convinced could generate substantial shareholder value in the future.

The Seqi project continues to advance under the terms of the existing agreement between Crew Minerals AS and Minelco AB and good progress has been made in advancing the Mindoro Nickel Project particularly in gaining support from both the local population and the authorities.

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

Bond Issue

On October 27, 2004, the Company issued through a private placement a NOK 150 million ($24 million) five-year Senior Unsecured Bond Issue.  The bonds were issued in denominations of NOK 500,000 and rank pari passu.  The bonds bear a fixed interest rate of 9.5% payable semi-annually in arrears.  The loan was drawn down on October 27, 2004 will run without installments and mature in whole on October 27, 2009.  The Company may redeem the loan, wholly or partially on October 27, 2007 at a price of 103.0% of the par value or on October 27, 2008 at 101.5% of the par value.

The proceeds of the bond will enable the Company to pursue its growth strategies on both organic and non-organic projects and enable Crew to pursue its short and mid term growth ambitions according to its declared corporate strategy of becoming a mid-tier producer with 2-3 years.

Following discussions with the existing convertible bondholders Company received a request for conversion of the major part of the outstanding convertible bonds issued in September 2003. On completion of the conversion, NOK 18.7 million ($2.8 million) remain outstanding from the convertible bonds totalling NOK120 million ($16.4 million) issued in September 2003.

New Board Appointment

Dr. Michael Price joined the Board on October 6, 2004.  Dr. Price is a Managing Director and Joint Global Head of Mining and Metals at Barclays Capital, London. He is a qualified mining engineer with a BSc (1978) and Phd (1981) from University College of Cardiff and he has a Mine Manager’s Certificate of Competency (South Africa).  Dr. Price has arranged, structured and advised on mining related financings around the world and he has dealt with governments, multi-lateral institutions, corporations and banks on all aspects of mining and metals related financing.  Dr. Price’s background and experience will be very important for the Company’s transition from a junior to a mid-tier mining company through both organic and non-organic growth.

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

Selected Quarterly Financial Information

Expressed in thousands

September 30

          June 30

March 31

December 31

of US dollars

2004     2003

   2004

  2003

       2004

2003

2003

   2003

Mineral Sales

             $7,685  $      -

$        -  $       -        $              -  $              -

$      -  $           -

Costs of production

             (4,713)         -

          -           -                        -                  -

        -               -

Amortization

             (1,170)         -

          -           -                        -                  -

        -               -

              1,802           -

          -           -                        -                  -

         -              -

Expenses

Administration, office & general        $1,503    $944

$1,866     $129

       $1,110        $1,169

$1,004   $1,159

Professional Fees

                 148      110

     185      277

             74             332

     336        372

Other income (expenses)

               (494)   1,205

  1,170   (2,673)

          (453)       (1,566)

     836     5,597

Net (loss) profit

               (328)      151

   (864)  (3,810)

       (1,667)       (3,051)

   (607)  (7,107)

Earnings per share

            $  -      $    -

 $(0.01) $(0.03)

       $(0.01)       $(0.02)

$    -     $ (0.05)

Cash flow from operations           (381)   (287)

(4,926)(1,928)

      (2,723)    (1,612)

  (633)   (841)

Cash & cash equivalents

                 629  15,245

  1,994   3,253

         5,790        6,027

10,058    7,719

Total assets

            77,428  67,754

74,376  50,831

       70,100      54,108

72,081  57,099

Long term debt

            14,123  15,721

14,048           -

       14,841               -             15,585            -

Shareholders’ equity

            47,089  44,195

46,770  42,728

       45,063     47,137

45,092  50,398

Over the last eight financial quarters shown above, the Company has focused in reducing costs and accelerating the development of its projects with demonstrable near term cash potential.  By September 30, 2004 the Company had completed development of its principle asset, Nalunaq Gold Mine and had established this as an operational gold mine.  The revenue stream from Nalunaq commenced in Q1 2005.  In addition development of other projects in the Company’s portfolio continued.

This strategy is reflected in the trends given above.

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

OPERATIONAL REVIEWS

Nalunaq Gold Mine

Nalunaq Gold Mine is located in the Kirkespirdalen valley in Southern Greenland and is the first new mine in Greenland for over twenty years and the country’s first gold mine and was officially opened on August 26, 2004.

Commencement of Mining

In early 2004 work focused on ensuring the Mine complied fully with the requirements imposed by the Bureau of Minerals and Petroleum (“BMP”) for the granting of a Mining License. Nalunaq Gold Mine is the first mine to commence operations in Greenland in over twenty-five years and with no recent local precedence for the institution of a mining operation in the country, the permitting process took longer than anticipated.  This was finally concluded by the end of April.

Prior to the license being granted a major part of the underground infrastructure had been put in place.  Mining of ore commenced in May 2004 and measures, including mobilization of temporary extra staff and equipment, were taken to facilitate a quick ramp up of production to meet company targets and achieve full production.

On August 12, 2004, less than three and a half month after final mining permits had been issued, the second shipment of ore left Greenland.  This shipment totalled 40,029 tonnes, approximately 5,000 tonnes greater than originally planned.

This shipment was composed of the residual 9,000 tonnes of stockpiled ore, the balance coming from the new mining operation. The processing campaign was concluded September 26 and 23,000 ounces of gold were recovered. The grade of the ore produced after May 1,2004, consisting of both stope material and ore from the development, was 20.5 g/t which in line with the geological model.

In line with plan, the next ship is sailing to Greenland to load the next consignment of ore for processing.  The processing of this third shipment from Nalunaq will be completed by the end of the calendar year quarter (Q2), and in time for the planned Christmas close down at the El Valle plant on December 23rd 2004.

Ore production at Nalunaq continues to progress well with an emphasis on reducing dilution. Nalunaq has also ordered specialized equipment to be able to clean the stopes (mined areas) more efficiently and to achieve better total recoveries.

Accounting Treatment

In line with Danish Accounting standards, the financial statements of Nalunaq Gold Mine AS (“NGM”), the subsidiary holding the investment in the project, will reflect fully the revenues from gold sales of the stockpiled ore less the costs of processing and shipping. At the Group level, in accordance with Canadian generally accepted accounting principles, the valuation of the stockpile is included in the carrying value of the project.  Consequently the profits earned from the gold produced from the stockpiled ore included in the second shipment of the stockpile have been offset against the carrying value of the project and have not been recognized in the Consolidated Statement of Loss and Deficit for the period.  Details of these movements are given in Note 3 to the financial statements.

Project Finance

Crew provided loan financing for the final development of NGM.  The loan repayments back to Crew are planned to commence in Fiscal-Year 2005. Additionally, NGM is seeking to conclude a working capital facility to optimise the cash flow from the operation of the mine.

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

Seqi Olivine Deposit

 Most mining and engineering alternatives of the project have now been completed to enable detailed cost estimates to be undertaken.  On-going work including the environmental base-line study and formal applications to the Greenland authorities are being prepared for construction permits, for an industrial testing programme, and for the full-scale quarrying operation and shipping licence.

The finalized mining and engineering alternatives of the project will be put out to tender shortly. Crew have applied for a permanent exploitation licence.  If the application is successful, it is planned to extract industrial bulk samples prior to the commencement of production. The parties expect that the permitting and construction of the facilities for full scale quarrying, crushing and shipping commercial quantities of olivine from the Seqi quarry will be finalized during the second half of 2005. The quarry has been designed for an all-year operation with a total annual capacity of approximately 1.7-2.0 million tonnes. Further expansion is feasible if required.

Mindoro Nickel Project

The Company has re-initiated both its resource and test work on the project.  It has recommenced test drilling and has conducted a radar survey which clearly confirmed the lateral continuity of the resource and also proved to be an efficient method for defining the lower contacts of the resource.

The Company has also initiated discussions and proposed an equity participation with national government agencies and intends to work closely with them to ensure all local regulatory requirements are met together with all environmental and permitting issues regarding social acceptability. In addition to a very positive dialogue with the Government on taking an equity participation in the project, the Company has received expressions of interest from other potential industrial partners for the project. It is the intention of the Company that an industrial partner would finance the construction of the project leaving the Company with a considerable minority holding.

Nickel prices are more than twice as high as 1998 when the pre-feasibility study for Mindoro was completed. At that time nickel prices were at a cyclic low. Even then, the Mindoro project was potentially profitable, and positioned at a low part of the cost curve for the industry. The project has a number of advantages, which outweigh its lower grade compared to some of the richest projects currently under development. The project has almost identical grade as several operating Australian deposits but a more attractive wet-limonite composition with better leach kinetics and higher recovery. The Company’s sulphur source in the Philippines (Pamplona) secures the project a fixed low cost of sulphuric acid, the largest cost component in processing of nickel laterite, for the life-of-mine.

Exploration Areas

On August 10, 2004 the Greenlandic authorities processed Crew’s application for an exclusive license of a new exploration area covering 284 square kilometres in South Greenland. The new area, named Akuliaruseq, holds a high potential for gold mineralization, as exemplified by the recent find of visible gold. The Akuliaruseq license is held entirely by Crew and is located north-west of its existing gold licenses of Nanortalik and Nalunaq.

In addition to this license, Crew also received a non-exclusive Prospecting License covering all of West Greenland. This license will allow the company to examine other potential mineral prospects from Cape Farewell in the South, to Washington Land in the North, without any further permitting and to claim exclusive licenses for these as required. This move underlines the Company’s decision to expand its activities and to make exploration for commercial mineral deposits in Greenland one of its main priorities, in particular for precious metals.

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

Nalunaq

Underground drillings have been completed to test areas, which had escaped previous testing during the underground exploration drifting. Some of these in the 400 and 450 levels confimed lateral contacts of the resource and consequently allowed the mine design towards these borders to be refined.

In the South Block 8 holes were drilled into the down-dip extension of the 300 level from two drill pads located in the main haulage drift. The underground drilling samples have now been assayed in the Nalunaq Assay lab and the results revealed clear intercepts in all but one hole. The drilling suggests that the segments tested belong to a mineralized areas with good potential for some high grade spots.

The position of the mineralized segments suggest that it forms a down dip continuation of the established 300-level and the development of this area therefore is encouraging. An new drill program with 23 drill holes totaling 4,400 meters has been designed to expand on these results to include possible extensions towards the east and further down dip towards level-100 and sea level. This drilling will be initiated immediately, with a newly purchased drill, while the company is preparing for the mobilization of equipment and start of the underground drifting.

The initial work program will include drifting of 400 meter (horizontal) strike-development at each of levels-250 and -200 and with raises between these and level-300 at 50 m intervals. Also an access decline is included and the work is expected to be complete in about 6 months, allowing for a significant resource update,. The cost fo the drilling and underground development program is estimated at $3.6 million.

Nanortalik IS Concession

As a consequence of the encouraging results from the 2003 program, the 2004 program covered both the exploration work in the Niaqornarsuk peninsula and a supplementary drilling and mapping program at Lake-410 to expand on the findings of the 2003 program with the following objectives:

Delineation of specific gold-mineralized systems within the selection of anomalous areas identified in the Niaqornarsuk peninsula

Setting up prioritized definitions for the drill testing of these targets.

Expansion and prospecting after new gold occurrences within the anomalous areas and elsewhere within the concession

Expansion and better definition of the gold mineralization at Lake 410.

Design of underground development plan for testing of grade at Lake 410 if warranted.

The summer’s exploration work in Nanortalik concession, revealed a number of interesting new discoveries. Last year’s indication of several parallel, large-scale, NNE-trending mineralization zones was supported by the identification of several significant systems with encouraging mineralization, which had not been registered earlier. Sampling in connecting parts has shown that the systems are highly anomalous in gold. Detailed sampling was conducted of the mineralized veins that revealed a mineral assemblage which has previously been found to be characteristic of gold-bearing systems in the sulphide poor, predominantly granite hosted vein systems of the region. Structurally, the quartz veins forms shear-related systems with a pronounced ladder structure, indicating both left-lateral and right lateral wrench in various parts of the systems. These features are considered promising indicators for gold mineralization, where sudden pressure drops may focus pregnant solutions into the dilatant fracture systems and cause precipitation of gold and sulphides.

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

The exploration program has been completed and the samples collected are currently being prepared and assayed at the Nalunaq Lab with duplicates sent to an external lab for accuracy control.  The preliminary results are mixed with some areas, which showing unexpectedly consistent elevated values while other with encouraging structures and geological features were lower.  The field maps and final reports and interpretations are being completed and it is expected that the final results will be available shortly.

Ghana Concession

The Hwini-Butre gold concession (the “HB Gold Concession”) is a gold exploration project in south- western Ghana. Hwini-Butre Minerals Ltd. (“HBM”), a 100%-owned Ghanaian subsidiary of Crew Gold Corporation, owns 51% of the HB Gold Concession while the operator, St. Jude Resources Ltd (“St Jude”), owns 49% of the HB Gold Concession.

During the year ended June 30, 2004, a judgement relating to a legal dispute instituted by HBM to finalize certain title disputes was unexpectedly issued against HBM. The judgement was appealed immediately to the Court of Appeal.

Management believes the judgement to be in error and are currently pursuing an appeal.  Management believes the appeal will be successful and consequently no impairment provision has been made against the carrying value of the Hwini-Butre gold concession.  At September 30, 2004 the carrying value of this investment was $2.4 million.

Negros Sulphur Project (Pamplona)

The current plan is to extract the bulk sulphur sample and ship this for testing. If testing is successful, work will commence on detailed mine planning and the required infrastructure of the proposed facility. In tandem negotiations with the identified industrial partner regarding the financing of the project should be concluded. This is in line with Crew’s strategy to develop selected minerals projects through securing market access and entering into strategic alliances with major industrial partners, who are also end users of the mineral in question.

The Pamplona project, first developed in 1974, has an indicated resource of 40 million tonnes of ore that may be accessed by open pit mining, and a further 80 million tonnes of inferred resource according to earlier studies. The average sulphur content of the Pamplona ore is 30% S at cut-off of 18% S combined as native sulphur and sulphide. The potential production volume is considered to be in the range of 2-4 million tonnes of ore per year, starting at around 1 million tonne per year.

A stand-alone sulphur operation at Pamplona will not compromise the potential future supply of sulphur to the Mindoro nickel project.

Barberton Mines Limited

Equity earnings from the Company’s investment in Barberton Mines Limited (“Barberton”) are a small loss of $10,000 compared to a profit of $245,000 for the same period in 2003.  Barberton did not achieve its budget for the quarter owing to lower tonnage and grades produced. Based on information received from Barberton, management believes the problems giving rise to the small loss have now been addressed and earnings from Barberton will return to their historical levels in the next quarter.

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2004

Effective July 1, 2004 the Company changed its functional currency from the Canadian (“CAD”) dollar to the United States (“US”) dollar.  The change was necessary due to the fact that during the quarter ended September 30, 2004 the Nalunaq Gold Mine completed its development and commenced its commercial mining operations.

For the quarter ended September 30, 2004 the Company recorded EBITDA of $1.3 million (2003 - $0.2 million) and a net loss for the quarter of $0.5 million (2003 – profit of $0.3. million).  The results in 2004 are primarily driven by the activities at Nalunaq which have contributed earnings of $0.9 million to the Group in its first period of production, while in 2003, the result arose from a one time gain from the sale of the Company’s geothermal asset ($1.0 million) and equity income from Barberton ($0.4 million).

During the quarter the Company recorded its first revenues from the sale of Nalunaq gold ore.  Revenue of $7.7 million, stated after the deduction of milling and processing fees was recorded for the quarter (2003 - $Nil). Production expenses of $4.7 million were recorded for the quarter (2003 - $Nil).  These costs are in line with planned levels for the initial phase of production.

Administrative expenses were $1.5 million for the period compared to $0.9 million for the period ended September 30, 2003.  This year on year increase is entirely attributable to the commencement of production at Nalunaq.  Prior to the commencement of production, costs associated with the development of the project were capitalized and carried on the balance sheet under the heading “Nalunaq Property, Plant and Equipment”. As production commenced on May 1, 2004 the comparative figures exclude these costs. Also included within this heading were non-recurring expenses of $0.2 million relating to the costs arising from the official opening of the Nalunaq Mine.

Legal and professional fees for the period were $130,000 compared to $110,000 for the period ended September 30, 2003.  These arise from ongoing provision for regulatory audit and other professional charges.

Interest and finance charges for the period are $632,000 compared to $94,000 for the period ended September 30, 2003.  These charges derive almost entirely from interest, amortization of financing costs and accretion charges arising from convertible bonds issued by the Company in the year ended June 30, 2004.   These bonds were issued on September 8, 2003.  The charges incurred for the quarter ended September 30, 2004 reflect a full quarter whereas the charges for the quarter ended September 30, 2003 reflect only 21 days of charges.

Equity earnings from the Company’s investment in Barberton Mines Limited (“Barberton”) were a small loss of $10,000 compared to a profit of $380,000 for the same period in 2003.  Barberton did not achieve its budget for the quarter owing to lower tonnage and grades produced. Based on information received from Barberton, management believes the problems giving rise to the small loss have now been addressed and earnings from Barberton will return to their historical levels in the next quarter. Included in earnings for the period ended September 30, 2003 are profits from Barberton and also interest earned on a loan advanced by the Company.  This loan was converted to preference share capital in December 2003.  A full quarter of interest is reflected in Barberton’s earnings for 2003 and not in 2004.

During the quarter the Company continued its managed exit from its interests in the share capital of Asia Pacific Resources (“APR”) and Metorex Limited (“Metorex”).  In the quarter, profits of $60,000 were recorded from sales of Metorex shares (2003 - $Nil). The sales of these shares have continued since the quarter end and further profits will be recorded.  The Company sold all its residual holding in APR and generated a small profit of $18,000 (2003 - $Nil).

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

"EBITDA" is a non-GAAP measure of performance that describes our earnings before interest, taxes, depreciation, and amortization. EBITDA is not a defined term under Canadian generally accepted accounting principles, nor does it have a standard, agreed upon meaning.  As such, EBITDA may not be directly comparable to EBITDA reported by other similar issuers.

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2004, the Company’s main source of liquidity was cash of $0.6 million (June 30, 2004  - $2.0 million).  At September 30, 2004, the Company’s consolidated working capital comprising, debtors, stocks, marketable securities and accounts payable was $0.3 million (2004 - $0.9 million).

During the quarter the Company utilised $0.4 million in cash from operating activities compared to utilisation of cash of $0.3 million for the quarter ended September 30, 2004. The loss of $0.5 million for the quarter includes non-cash equity losses from the investment in Barberton of $10,000.  The net profit of $0.2 million for the quarter ended September 30, 2003 included equity earnings from Barberton of $0.2 million and profits of $1 million from the sale of NPGP.

With respect to changes in working capital, the primary source of cash was due to an increase in accounts payable by $2.4 million, offset by increases in inventories of $0.6 million and debtors of $3.9 million. The increase in inventories and debtors represents ore mined and sold from Nalunaq. .

During the quarter ended September 30, 2004 $3.1 million (September 30, 2003 - $5.0 million) was spent on advancing the Company’s exploration and development properties.  Of this total, $2.9 million was incurred in the capital and development projects for Nalunaq.

The Company, recognising the importance of a strong treasury position, announced after the period-end that it had decided to draw down a senior unsecured bond loan of NOK 100-150 million (CAD $20 – 28 million) with a fixed interest rate of 9.5%. The loan was drawn down on 27 October 2004 and will be repaid on 27 October 2009. The Company may redeem the loan in October 2007 at a price of 103.0% and in October 2008 at a price of 101.5%.

The proceeds of the bond will enable the Company to pursue its growth strategies on both organic and non-organic projects.

The Group does not, at present, undertake any trading activity in financial instruments.

The Company had total assets of $77.4 million at September 30, 2004 (June 30, 2004 - $74.4 million) and shareholders’ equity of $47.1 million (June 30, 2004 - $46.8 million).

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

SHARE CAPITAL

The authorized share capital at September 30, 2004 is 250,000,000 common shares without par value.  At September 30, 2004 the Company had 151,536,516 shares in issue with a value of $116,671,308.

The Company has a Share Option Plan which authorizes the Board of Directors of the Company to grant up to 15,000,000 options to directors, officers and employees of Crew and any of its subsidiaries, to acquire common shares of the Company at a price which is greater than or equal to the fair market value of each common share on the date the option is granted.  The options are generally exercisable for up to five years from the date of grant.  At September 30, 2004, there were 2,733,500 options available for grant

At September 30, 2004, there were 6,905,000 share options outstanding at an average weighted price of $0.54 each.  All options outstanding relate to Directors and employees.  After the end of the period, 1,500,000 were exercised at a price of $0.67 per share.  After the period-end a further 22.250,000 ordinary shares were issued following conversion of convertible bond loans (issued on September 8, 2003) totalling NOK 80.1 million ($11.8 million).

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles in Canada requires companies to establish accounting policies and to make estimates that affect both the amount and timing of the recording of assets, liabilities, revenues and expenses. Some of these estimates require judgments about matters that are inherently uncertain.

A detailed summary of all of the Company’s significant accounting policies and the estimates derived there-from is included in Note 2 to the annual Consolidated Financial Statements for the year ended June 30, 2004. While all of the significant accounting policies are important to the Company’s consolidated financial statements, the following accounting policies, and the estimates derived there-from, have been identified as being critical:

Carrying Values of Mining Property, Plant and Equipment and Other Mineral Property Interests;

Depletion and Depreciation of Property, Plant and Equipment;

Reclamation and Remediation Obligations;

Income Taxes

Carrying Values of Mining Property, Plant and Equipment and Other Mineral Property Interests

The Company undertakes a review every year to evaluate the carrying values of operating mines and other mineral property interests. A life-of-mine cash flow for each remaining year is prepared based on management’s estimates of remaining mine reserves and grade, future production and sale volumes, unit sales prices, future operating and capital costs and reclamation costs to the end of mine life. For each mining project, the carrying value is compared to the estimated future discounted cash flows and any excess is written down against operations.

The estimates used by management are subject to various risks and uncertainties. It is reasonably possible that changes in estimates could occur which may affect the expected recoverability of the Company’s investments in mining projects and other mineral property interests.

Depletion and Depreciation of Property, Plant and Equipment

Mining property, plant and equipment comprise the largest component of the Company’s assets and, as such, the amortization of these assets has a significant effect on the Company’s financial statements.

On the commencement of commercial production, depletion of each mining property is provided on the unit-of-production basis using estimated proven and probable reserves as the depletion basis. The mining plant and equipment and other capital assets are depreciated, following the commencement of commercial production, over their expected economic lives using either the unit-of-production method or the straight-line method (over two to 10 years), as appropriate.

Capital projects in progress are not depreciated until the capital asset has been put into operation.

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

The proven and probable reserves are determined based on a professional evaluation using accepted international standards for the assessment of mineral reserves. The assessment involves the study of geological, geophysical and economic data and the reliance on a number of assumptions. The estimates of the reserves may change, based on additional knowledge gained subsequent to the initial assessment. This may include additional data available from continuing exploration, results from the reconciliation of actual mining production data against the original reserve estimates, or the impact of economic factors such as changes in the price of commodities or the cost of components of production. A change in the original estimate of reserves would result in a change in the rate of depletion and depreciation of the related mining assets or could result in impairment resulting in a write-down of the assets.

Reclamation and Remediation Obligations

The Company has obligations for site restoration and decommissioning related to its mining properties. The Company, using mine closure plans or other similar studies that outline the requirements planned to be carried out, estimates the future obligations from mine closure activities. Because the obligations are dependent on the laws and regulations of the countries in which the mines operate, the requirements could change resulting from amendments in those laws and regulations relating to environmental protection and other legislation affecting resource companies.

The Company recognizes liabilities for statutory, contractual or legal obligations associated with the retirement of mining property, plant and equipment, when those obligations result from the acquisition, construction, development or normal operation of the assets. Initially, a liability for an asset retirement obligation is recognized at its fair value in the period in which it is incurred. Upon initial recognition of the liability, the corresponding asset retirement cost is added to the carrying amount of the related asset and the cost is amortized as an expense over the economic life of the asset using either the unit-of- production method or the straight-line method, as appropriate. Following the initial recognition of the asset retirement obligation, the carrying amount of the liability is increased for the passage of time and adjusted for changes to the amount or timing of the underlying cash flows needed to settle the obligation.

As the estimate of obligations is based on future expectations, in the determination of closure provisions, management makes a number of assumptions and judgments. The closure provisions are more uncertain the further into the future the mine closure activities are to be carried out. Actual costs incurred in future periods related to the disruption to date could differ materially from the $0.7 million discounted future value estimated by the Company at September 30, 2004.

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

Income Taxes

Future income tax assets and liabilities are computed based on differences between the carrying amounts of assets and liabilities on the balance sheet and their corresponding tax values, using the enacted or substantially enacted, as applicable, income tax rates at each balance sheet date. Future income tax assets also result from unused loss carry-forwards and other deductions. The valuation of future income tax assets is reviewed quarterly and adjusted, if necessary, by use of a valuation allowance to reflect the estimated realizable amount.

The determination of the ability of the Company to utilize tax loss carry-forwards to offset future income tax payable requires management to exercise judgment and make assumptions about the future performance of the Company. Management is required to assess whether the Company is “more likely than not” to benefit from these tax losses. Changes in economic conditions, metal prices and other factors could result in revisions to the estimates of the benefits to be realized or the timing of utilizing the losses.

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

RISKS AND UNCERTAINTIES

Liquidity Risk

Liquidity risk measures the risk that the Group may not be able to meet its liabilities as they fall due and therefore, continue trading.  The Group’s policy on overall liquidity is to ensure that there are sufficient committed funds in place which, when combined with available cash resources, are sufficient to meet the funding requirements for the foreseeable future.  At the period end the Group had no committed facilities in place.

Since the period-end, the Group has secured sufficient funding to enable the continuance of normal trading and support its existing mining projects until these become cash positive and to further expand its development projects.

Currency Risk

Following the inception of the Nalunaq mining operation and the commencement of commercial revenues denominated in US dollars from May 1, 2004, the Board believes a change in the functional currency of the Group is appropriate.  Accordingly from July 1, 2004 the results of the Group are prepared in US dollars.

The Group does not, at present, undertake any trading activity in financial instruments.  Crew’s development projects are based in Canada, Greenland, Norway, Ghana and the Philippines.  Management of the Group is based in the UK.

Foreign exchange risk is also managed by satisfying foreign denominated expenditures or liabilities with cash flows or assets denominated in the same currency.  The Group funds its foreign currency denominated operations on a short-term basis to minimize the level of foreign currency denominated assets held and therefore, mitigates the risk of exposure against the functional currency.

Interest Rate Risk

Monetary assets and liabilities are subject to the risk of movements in interest rates.  At September 30, 2004 the Group had monetary liabilities of $14.1 million denominated in Norwegian Kroner.  This liability is held at fixed interest terms.

Group deposits are held in the relevant local currency at floating interest rates. Interest rates are commercial rates, which, are fixed by reference to LIBOR for Canadian and sterling dollar assets, or the applicable inter-bank interest rates for financial assets held in other currencies.

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

Uncertainties Related to Mineral Resource Estimates

There is a degree of uncertainty attributable to the calculation of resources and corresponding grades being mined or dedicated to future production. Until resources are actually mined and processed, the quantity of resources and grades must be considered as estimates only. In addition, the quantity of resources may vary, depending on commodity prices. Any material change in the quantity of resources, grades or stripping ratio may affect the economic viability of the Company’s properties. In addition, there can be no assurance that metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

Commodity Risk

Nalunaq commenced its mining operations on May 1, 2004 and made its first commercial sale of gold ore in August 2004.  Since then the group will receive a revenue stream based on worldwide commodity prices.  The Company is currently investigating various options to mitigate the risk of fluctuations in commodity prices on its future trading results. No forward selling of anticipated production took place during the year.

Environmental Risk

All phases of the Company’s operations are subject to environmental regulation in the various jurisdictions in which it operates. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set forth limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company’s operations. Government approvals and permits are currently, and may in the future be, required in connection with the Company’s operations. To the extent such approvals are required and not obtained, the Company could be curtailed or prohibited from continuing its mining operations or from proceeding with planned exploration or development of mineral properties.

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

OUTLOOK

Over the last two years Crew has focused on ensuring that assets with a near term cash flow potential are brought into production. Seqi is planned to enter a pre-production stage second half of 2005 and it is a goal to establish test production in Pamplona during 2005. With additional cash flow from Nalunaq, Crew is well positioned to go into the next phase of corporate development with a more balanced focus between production and resource expansion.

With Nalunaq in a fully operational mode, the increased benefits will be seen during the remainder of Fiscal-Year 2005 as the revenue, profit and cash stream from the operation becomes visible.  The Company continuously works to improve the mine plan to optimize the economy of this operation.

In addition to the projects with near term cash flow potential, the Company has, and will continue to, work toward industrial partnerships on non-gold projects with a longer time horizon. This is in particular, the case for the Mindoro Nickel Project (MNP) where we view the fundamental framework both politically, and industrially, to have substantially improved over the last 6-12 months. MNP is a very large project that, when brought into production, will have a major impact on Mindoro and the surrounding regions. Crew is developing a strategy that has strong local foundation, preferably with governmental and/or provincial equity participation.  MNP must also find a strong industrial partner, preferably an off taker/end user with necessary financial strength to lift the project into production. A number of discussions on possible paths forward are in progress and the Company is optimistic that it will develop a long-term viable arrangement among all interested stakeholders within the current fiscal year. The Company has a number of ongoing discussions with potential partners that coincide with the above-described strategy.

2005 will be a year with a particular emphasis on resource expansion with Nalunaq as the most important, but also through potential acquisition and/or strategic cooperation. Priority will be given to assets and opportunities in central Europe, Greenland and the Philippines.

An aggressive exploration program has been planned for Nalunaq to increase the resource base and start planning for an on site processing plant. The exploration program for the South Block (valley sector) on Nalunaq has been developed with a total estimated cost of USD 3.5 million and time line of approximately 6 months. This program was developed following this summer’s drilling program and is targeting a significant expansion of the existing resource. Subsequent to the South Block program, the Company is planning a further expansion into a similar target known as the Upper Block (mountain sector between 600-900 level). Finally, a number of exploration programs will be established for the other Greenlandic gold concessions where Crew has an interest. Two drill rigs have recently been purchased to conduct the winters and next year’s programs.

Another main priority for 2005 is to reach the declared target of becoming a mid tier producer with a production of 250.000-500.000 ounces/y. Crew believes that growth is important and necessary to be able to meet the demanding regulatory, financial and operational challenges for junior mining companies. A number of possible resource expansion targets and producers have been identified and discussion has been initiated.

CREW GOLD CORPORATION

Management’s Discussion and Analysis of Financial Condition and Results of Operations

For three months ended September 30, 2004

(Expressed in US dollars)

A corporate structure with a distinct new risk profile has been established within the Group. The non-gold assets: Seqi, Mindoro and Pamplona were placed in the wholly owned subsidiary, Crew Minerals AS. Crew will seek to develop its gold projects from exploration into production whereas the strategy for Crew Minerals is to obtain industrial and/or strategic partners in an early phase and preferably before finishing feasibility studies. As the different projects within Crew Minerals materialize, Crew will make an ongoing evaluation of how to achieve maximum shareholder value on these assets, either via separate listings or sale.

With the recent bond funding of 150 million NOK (24 mill USD), present cash flow from Nalunaq and Barberton and future cash flow from Seqi, management believes the Company has an excellent opportunity to prosper on its considerable potential through its exploration properties in Greenland, South Africa and the Philippines. The Company has over the last two years moved from an exploration company to a sound junior gold producer. With this successful transition behind us, a strong cash flow and a strong treasury, the Company is well placed for the next phase of growth. The Company has strengthened its mining, and finance competence, in the management and on the board level over the last year to be prepared to meet the objectives and challenges associated with this development.